Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective the 1st day of May, 1996.

BETWEEN:

TESCO CORPORATION, a body corporate, having its head office at the City of Calgary, in the Province of Alberta (hereinafter referred to as “Tesco”)

OF THE FIRST PART;

- and -

ROBERT M. TESSARI, residing in the City of Calgary, in the Province of Alberta (hereinafter referred to as the “Employee”)

OF THE SECOND PART.

WHEREAS the Employee has been in the employment of Tesco since December 1, 1993 and prior thereto was employed by predecessor corporations of Tesco; and

WHEREAS Tesco and the Employee wish to record the terms of employment of Employee with Tesco;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1.	EMPLOYMENT

Tesco hereby agrees that it will employ the Employee as President and Chief Executive Officer of the Corporation and the Employee agrees to accept such continued employment all in accordance with the provisions of this Agreement. The parties to this Agreement agree that the relationship between Tesco and the Employee created by this Agreement is that of employer-employee.

2.	TERM

This Agreement shall continue in full force and effect from the date hereof until terminated in accordance with paragraph 8, 9 or 10 hereof.

3.	DUTIES

The Employee shall devote his full time, attention and ability to the business and affairs of Tesco and shall well and faithfully serve Tesco during the continuance of his employment hereunder and shall use his best efforts to promote the interests of Tesco. The Employee shall carry out the duties normally attributable to the position of President and Chief Executive Officer and such other duties not inconsistent with his position of President and Chief Executive Officer as are assigned to him from time to time by the Board of Directors of Tesco or any committee designated by such Board of Directors. The Employee shall, at no additional remuneration, serve in such other comparable positions with affiliates of tesco as the Board of Directors of Tesco may from time to time determine. The employee is expressly permitted to act as an officer of Sonas Management Ltd. And a director of Dencap Resources Inc.

4.	NON-COMPETITION, CONFIDENTIALITY AND CORPORATE PROPERTY

Upon termination of his employment with tesco and its affiliates and for a period of 12 months thereafter, the Employee shall not in any manner whatsoever, without the prior written consent of Tesco, directly or indirectly, engage in, carry on or be concerned with or interested in the same or a substantially similar business as that carried on by Tesco, either as an individual or as a member of a firm or as a shareholder holding, directly or indirectly, more than 5% of the outstanding voting shares of a corporation, and he shall not solicit, or assist or be connected with or interested in any other person, firm or corporation soliciting, any customer known to him to be a customer of Tesco.

The Employee shall not (either during the continuance of his employment hereunder or at any time thereafter) disclose the private affairs of Tesco or any confidential information of Tesco to any persons other than the directors of Tesco and shall not (either during the continuance of his employment hereunder or at any time thereafter) use for his own purposes or for any purpose other than those of Tesco any information he may acquire in relation to the business and affairs of Tesco.

Any and all inventions and improvements thereto which the Employee may conceive or make during the term of his employment hereunder relating to or directly connected with any of the matters which are from time to time the subject of investigations by Tesco or its affiliates shall be the sole and exclusive property of Tesco and the Employee will, whenever so requested by Tesco, execute any and all applications, assignments and other instruments which Tesco shall deem necessary in order to apply for and obtain registered proprietary rights for such inventions and improvements and in order to assign and convey to Tesco the sole and exclusive right, title and interest in and to the said inventions and improvements. Such obligation of the Employee shall continue beyond the termination of the term of his employment with Tesco and its affiliates with respect to any and all inventions and improvements conceived or made by him during the term of such employment and such obligation shall be binding upon the assigns, executors, administrators and other legal representatives of the Employee.

5.	LOCATION AND REPORTING

The Employee shall perform the services he is to render to Tesco pursuant hereto at the offices from time to time of Tesco in the City of Calgary, in the Province of Alberta or such other place as the Employee and Tesco may from time to time agree upon.

In conducting his duties under this Agreement, the Employee shall report to the Board of Directors of Tesco and shall act consistently with the directions and policies of the Board of Directors.

6.	BASE SALARY

(a)	The annual compensation to be paid by Tesco to the Employee shall be Two Hundred Four Thousand Dollars ($204,000) (Canadian funds), payable in equal monthly installments, subject to deduction of statutorily required amounts and amounts payable by employees of Tesco for general employee benefits (“applicable deductions”).

(b)	The annual salary to be paid by Tesco to the Employee shall be reviewed at least annually and may from time to time be increased as approved by the Board of Directors of Tesco.

7.	GENERAL EMPLOYEE BENEFITS

The Employee shall be entitled to participate in all benefits of employment generally available to members of Tesco management when and as he becomes eligible therefor, including, without limitation:

(a)	life insurance and disability, health and dental benefit plans in force from time to time for Tesco employees;

(b)	stock option, stock purchase and other similar plans as determined from time to time by the Board of Duirectors or any committee designated by the Board of Directors;

(c)	A paid vacation period or periods totaling four weeks in each calendar year; and

(d)	reimbursement for all rasonable expenses incurred by the Employee in performance of his duties upon submission of vouchers, bills or receipts for such expenses.

8.	TERMINATION BY TESCO

Tesco shall be entitled to terminate this Agreement and the Employee’s employment with Tesco:

(a)	at any time and for whatever reason upon twelve (12) months written notice to the Employee or in lieu of such written notice, upon payment to the Employee of a sum of money equal to the Employee’s aggregate salary for the twelve (12) months immediately preceeding termination, less applicable deductions; or

(b)	at any time for cause; or

(c)	at any time if it is determined by the Board of Directors or the President of Tesco that the Employee’s actions constitute a gross or material breach of his duties hereunder; provided that no breach by the Employee shall be deemed to have occurred hereunder unless written notice thereof shall have been given by Tesco to the Employee and the Employee shall have failed to cure the breach within thirty (30) days after he receives the notice.

9.	TERMINATION BY EMPLOYEE

Employee shall be entitled to terminate this Agreement and his employment with Tesco within but not after six months following any one of the following events:

(a)	the Employee is assigned any duties inconsistent with his position, duties, responsibilities and status with Tesco as in effect at the date of this Agreement, or his responsibilities, title or offices as in effect at the date of this Agreement are changed or the Employee is removed from or not re-appointed to any of such positions, except in connection with the termination of his employment for just cause;

(b)	the salary of the Employee at the date of this Agreement as the same may hereinafter be increased from time to time is reduced without the express written consent of the Employee;

(c)	Tesco fails to continue in effect any life insurance, disability, heath or dental benefit plans or any stock option, stock purchase or similar plans providing the Employee with substantially similar benefits in which the Employee is participating at the date of this Agreement or in which he may hereinafter participate pursuant to this Agreement; or

(d)	Tesco requires the Employee without his agreement to be based anywhere other than in the City of Calgary except for required travel on Tesco’s business to an extent substantially consistent with his business travel obligations in effect immediately prior to the date of this Agreement.

If the Employee chooses to terminate this Agreement upon the occurrence of any one of such events, the Employee shall be entitled to receive, within thirty (30) days after the date of termination, a sum or money equal to the Employee’s aggregate salary for the twelve (12) months immediately preceding termination, less applicable deductions. The parties agree that, because there can be noexact measure of the damages which would occur to the Employee as a result of termination of employment, such payment shall be deemed to constitute liquidated damages and not a penalty and Tesco agrees that the Employee shall not be required to mitigate his damages.

10.	INCAPACITY

If the Employee shall be prevented, during the period of employment hereunder, from properly performing services hereunder by reason of illness or other physical or mental incapacity for a period of more than ninety (90) days in the aggregate in any twelve (12) month period, the Employee’s salary payable herunder shall be paid to the last day of the month in which the ninetieth day of incapacity occurs, and thereafter Tesco’s obligations hereunder shall cease and terminate.

11.	TIME

Time shall be of the essence of this Agreement.

12.	PREVIOUS AGREEMENTS

This Agreement terminates, cancels and supersedes any and all of the written and verbal agreements between the parties hereto relating to the subject matter hereof; provided that the parties hereto acknowledge that Tesco has elected and shall continue to pay to Sonas Management Ltd. (“Sonas”) the termination fee described in Articles 5.2 and 4.1 of the agreement made as of the 24th day of July 1991 among Tesco Drilling Ventures Inc., Sonas, the Employee and Forewest Industries Ltd. (by amalgamation, Tesco) as supplemented by the further agreement dated June 27, 1994 between Tesco and Sonas, copies of which are attached as Schedule “A” hereto.

13.	ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains the entire agreement between the parties hereto and no amendment hereof shall be binding upon the parties hereto unless the same is in writing signed by all parties hereto.

14.	FURTHER ASSURANCES

Each of the parties will, from time to time and at all times hereafter, at the request of the other, but without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

15.	ENUREMENT

This Agreement shall bind each of the parties hereto, their estates and their respective legal representatives, executors, administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

16.	GENDER

In this Agreement, words importing the masculine gender include the feminine gender and vice versa.

16.	NOTICE

The address for service of the parties hereto shall be as follows:

Tesco:	Tesco Corporation
3600, 350 – 7th Avenue S.W.
Calgary, Alberta
T2P 3N9

Employee:	Robert M. Tessari
88 Hawkwood Way N.W.
Calgary, Alberta
T3G 1X4

Either of the parties may from time to time change their address for service herein by giving written notice thereof to the other party hereto. Any notice may be served by mailing the same by registered prepaid post in a properly addressed envelope addressed to the other party hereto at such party’s address for service hereunder. Any notice so served shall be deemed to be given to and received by the addressee on the second day (excepting Saturdays, Sundays, statutory holidays and days upon which postal service in Canada is interrupted) after the mailing thereof.

18.	CONSTRUCTION

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts and irrevocably attorns to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

19.	HEADINGS

The headings of clauses herein are inserted for convenience of reference only and shall not affect or be considered to affect the provisions hereof.

20.	ENFORCEABILITY

If any covenant or provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision of this Agreement.

21.	ASSIGNMENT

Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation thereof shall be void. Nothing in this Agreement shall prevent the consolidation of Tesco with, or its merger into, any other corporation, or the sale by Tesco of all or substantially all of its properties or assets, or the assignment by Tesco of this Agreement and the performance of its obligations hereunder to any affiliated company; and this Agreement shall, subject to the provisions of this paragraph 21, enure to the benefit of, and be enforceable by, Employee and any corporate successor to, or assignee of Tesco.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

TESCO CORPORATION

	Per:	/s/ R. M. Tessari

	Per:	/s/ Martin Hall

/s/ N. L. Morton	/s/ Robert M. Tessari
Witness	ROBERT M. TESSARI